Exhibit 10.4

EQUITY OPTION AGREEMENT

This Equity Option Agreement (this “Agreement”), dated March 15, 2011, is made by and between Deerfield TTNP Corporation, a Delaware corporation (“DTTNP”), Deerfield Private Design International, II, L.P., a British Virgin Islands limited partnership (“PDI II”), Deerfield Special Situations Fund International, Limited, a British Virgin Islands company limited by shares (“DSSI” and together with PDI II, “Deerfield”) and Titan Pharmaceuticals, Inc., a Delaware corporation (“Titan”).

Background Statement

Deerfield Private Design Fund II, L.P., a Delaware limited partnership (“Design Fund II”), Deerfield Special Situations Fund, L.P., a Delaware limited partnership (“DSS”), DTTNP and Titan are parties to a Royalty Agreement, dated as of the date hereof (the “Royalty Agreement”), pursuant to which Titan has agreed to pay a Royalty (as defined in the Royalty Agreement) to Design Fund II, DSS and DTTNP. PDI II and DSSI own all of the capital stock of DTTNP. The parties hereto are entering into this Agreement for the purpose of giving Titan the right to purchase all of the capital stock of DTTNP.

Statement of Agreement

In consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth in this section. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

“Accrued Royalty” shall mean, as of the Closing Date, the amount of accrued but unpaid Royalty and other amounts, if any, owed by Titan under the Royalty Agreement.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

“Closing Date” means the date on which the Estimated Equity Purchase Price is paid.

“Estimated Accrued Royalty” means an estimate of the Accrued Royalty determined as follows:

(i)	for all periods of time for which Titan has publicly disclosed Net Sales or such other data as may be relevant to the computation of the Royalty (“Royalty Information”), the Estimated Accrued Royalty shall be determined based upon such publicly reported Royalty Information;

(ii)	for all time periods subsequent to the most recent period prior to the Closing Date for which Titan has publicly disclosed Royalty Information (the “Interim Period”), the Royalty Information shall be deemed to be the same, on an average daily basis, as the most recent complete fiscal quarter prior to the Interim Period for which Titan has publicly disclosed Royalty Information.

“Estimated Equity Purchase Price” has the meaning set forth in Section 2(c).

“Equity Purchase Right” has the meaning set forth in Section 2(a).

“Equity Purchase Price” means, as of the Closing Date:

(i)	$21,968,000; plus

(ii)	54.92% of the Accrued Royalty; plus

(iii)	the amount, if any, of cash and/or cash equivalents held by DDTNP; minus

(iv)	the amount, if any, of indebtedness for borrowed money and other liabilities that are required to be recorded on a balance sheet in accordance with GAAP (other than tax liabilities of DTTNP described in clauses (ii) and (v)); minus

(v)	the amount of any accrued but unpaid taxes imposed on DTTNP in respect of income received or accrued on or before the Closing Date.

“Interim Period” has the meaning set forth in the definition of Estimated Accrued Royalty.

“Legal Requirement” has the meaning given such term in the Royalty Agreement.

“Net Sales” has the meaning given such term in the Royalty Agreement.

“Party” means any one of DTTNP, PDI II, DSSI and Titan, and “Parties” means all of them collectively.

“Royalty” has the meaning given such term in the Royalty Agreement.

“Royalty Agreement” has the meaning set forth in the Background Statement.

“Royalty Information” has the meaning set forth in the definition of Estimated Accrued Royalty.

“Royalty Proceeds” means any cash and other consideration received by DTTNP pursuant to the Royalty Agreement, any assets held by DTTNP due to investing such cash and other consideration and any assets held as a return on or realization of such investments.

“Royalty Repurchase Agreement” means that certain Royalty Repurchase Agreement dated as of the date hereof by and between DTTNP, Design Fund II, DSS and Titan.

“Royalty Term” has the meaning given such term in the Royalty Agreement.

2. Equity Purchase Right.

(a) Grant of Equity Purchase Right. At any time prior to the expiration of the Royalty Term, Titan shall have the option (the “Equity Purchase Right”) to purchase from Deerfield all of the capital stock of DTTNP for the Equity Purchase Price.

(b) Exercise of Equity Purchase Right. The Company may exercise the Equity Purchase Right by delivering to Deerfield a written notice of exercise (the “Equity Purchase Notice”); provided, that the Equity Purchase Right shall not be effective unless Titan shall have contemporaneously delivered a Royalty Repurchase Notice (as defined in the Royalty Repurchase Agreement) in accordance with the Royalty Repurchase Agreement.

(c) Estimated Equity Purchase Price. Within ten (10) days after receiving the Equity Purchase Notice, Deerfield shall deliver to Titan, Deerfield’s estimate of the Equity Purchase Price (the “Estimated Equity Purchase Price”) as calculated by Deerfield in good faith based upon the Estimated Accrued Royalty and the books and records maintained by DTTNP in accordance with GAAP in the ordinary course of DTTNP’s business. Deerfield shall provide Titan with reasonable access to the books and records of DTTNP during normal business hours in order to allow Titan to verify the calculation of the Estimated Equity Purchase Price. Deerfield’s calculation of the Estimated Equity Purchase Price shall be used for purposes of closing the Equity Purchase Right. If prior to the Closing Date, Titan has notified Deerfield that it disagrees with Deerfield’s calculations of the Estimated Equity Purchase Price (other than due solely to uncertainty over the amount of the Accrued Royalty), Titan shall notify Deerfield in writing of such disagreement, specifying the amount of such disagreement and the reasons therefor and setting forth Titan’s calculations of the Estimated Equity Purchase Price. If such disagreement is not otherwise resolved by Titan and Deerfield, such disagreement shall be resolved after the Closing Date in accordance with Section 3(b). If prior to the Closing Date, Titan has not notified Deerfield in writing that it disagrees with Deerfield’s calculation of the Estimated Equity Purchase Price, Deerfield’s calculations of the Equity Purchase Price shall be conclusive except to the extent the Equity Purchase Price may increase or decrease due to the difference, if any, between the Accrued Royalty and Estimated Accrued Royalty.

(d) Closing of Equity Purchase Right. The closing of the Equity Purchase Right shall take place thirty (30) days after Deerfield has received the Equity Purchase Notice and Design Fund II and DSS have received the Royalty Repurchase Notice, or such earlier date as may be agreed upon by Titan and Deerfield. Payment of the Estimated Equity Purchase Price shall be made at closing by wire transfer of immediately available funds to an account or accounts designated by Deerfield prior to such date. Unless otherwise agreed by all Parties, payment of the Estimated Equity Purchase Price shall be allocated and paid 77.79% to PDI II and 22.21% to DSSI, in each case rounded to the nearest cent ($0.01). At the closing, Deerfield shall execute any reasonably required documents in connection therewith, including delivering certificates representing all of the capital stock of DTTNP in a form suitable for transfer, duly endorsed or assigned in blank, if applicable.

(e) Covenants. Until the earlier of the Closing Date or expiration of the Royalty Term, Deerfield shall (i) at all times remain the sole owner of all of the outstanding capital stock of DTTNP, including all options, warrants or convertible securities exercisable for or convertible into capital stock of DTTNP, and (ii) not allow any pledge, lien or encumbrance to exist in its equity interest in DTTNP. Until the expiration or exercise of the Equity Purchase Right, Deerfield and DTTNP covenant that DTTNP shall (A) not own, or agree to acquire, any material assets other than its interest in the Royalty Agreement and Royalty Proceeds, (B) not engage in any business other than holding its interest in the Royalty Agreement and holding and investing Royalty Proceeds, (C) maintain accurate and complete books, accounts and records for DTTNP, (D) not have debt for borrowed money or other liabilities that are required to be recorded on a balance sheet in accordance with GAAP in excess of $1,000,000 in the aggregate (other than debt to PDI II or its Affiliates), (E) not grant or allow to exist any pledge, lien or encumbrance in favor of any party other than Deerfield on the assets of DTTNP, in each case immediately prior to the closing of the Equity Purchase Right and (F) not sell, transfer or lease any of its rights in the Royalty Agreement.

(f) Access to Books and Records. Following delivery of the Equity Purchase Notice and until the Closing Date, Titan shall have the right to conduct reasonable due diligence with respect to the books, accounts and records of DTTNP during normal business hours in connection with the exercise of the Equity Purchase Right. Following the Closing Date, Titan shall provide Deerfield with reasonable access to the books, accounts and records of DTTNP during normal business hours for purposes of this Agreement and in connection with the preparation of any audit or tax returns relating to PDI II.

(g) Representations and Warranties. DTTNP hereby represents and warrants as follows:

(i) DTTNP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) DTTNP has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by DTTNP. This Agreement has been duly executed and delivered by DTTNP and constitutes the legal, valid and binding obligation of DTTNP, enforceable against DTTNP in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(iii) The signing, delivery and performance of this Agreement by DTTNP is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of DTTNP, or of any applicable law, order, writ, injunction or decree of any governmental authority, except for such prohibition, limitation or default as would not prevent consummation by DTTNP of the transactions contemplated hereby.

(iv) As of the date of this Agreement, DTTNP’s sole assets consist of cash and cash equivalents and its rights under the Royalty Agreement. DTTNP does not own any interest in any other business entity or joint venture.

(v) DTTNP was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Royalty Agreement. DTTNP has not owned, operated or conducted any businesses or activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and by the Royalty Agreement.

(vi) DTTNP is not, and does not intend to conduct its business in a manner in which it would be, required to be registered as an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

3. Determination of Accrued Royalty; Dispute Resolution.

(a) Determination of Accrued Royalty. Not later than the earlier of (i) seven (7) days following public disclosure of the Royalty Information and (ii) one hundred twenty (120) days after the Closing Date, Titan shall deliver to Deerfield Titan’s calculation of the Accrued Royalty, including the Royalty Information underlying its calculation. Unless within fifteen (15) days of the date it receives Titan’s calculation of the Accrued Royalty Deerfield shall have notified Titan in writing that it disagrees with such calculation, the Accrued Royalty calculated by Titan shall constitute the Accrued Royalty and shall be used to determine the Equity Purchase Price. If Deerfield timely delivers a written notice of disagreement with Titan’s calculation of Accrued Royalty, Deerfield and Titan shall, during the ten (10) day period following such notice of disagreement, negotiate in good faith in an effort to agree on the amount of the Accrued Royalty. If at the end of such ten (10) day period Titan and Deerfield shall have been unable to reach agreement, the dispute shall be resolved in accordance with Section 3(b).

(b) Dispute Resolution by Independent Accounting Firm. If any dispute is referred, in accordance with this Agreement, for resolution pursuant to this Section 3(b), Titan shall promptly engage an independent accounting firm with national recognition that does not and has not performed any services for Titan and is reasonably acceptable to Deerfield to determine, to the extent disputed, the Equity Purchase Price. If Titan fails to engage an accounting firm within fifteen (15) days after a dispute has become subject to resolution under this Section 3(b) (other than due to Deerfield unreasonably rejecting an independent accounting firm selected by Titan), then Deerfield may engage an independent accounting firm with national recognition that does not and has not performed any services for Deerfield. The accounting firm so engaged shall make its own determination of the disputed Equity Purchase Price and communicate such determination to each of Titan and Deerfield in writing, together with a report describing in reasonable detail the procedures used and assumptions relied upon in making such determination. Such determination shall be binding on Titan and Deerfield. The costs of the accounting firm shall be paid 50% by Titan and 50% by Deerfield.

4. Final Payment. Within ten (10) days after the earlier to occur of (i) Titan and Deerfield agreeing upon the amount of the Equity Purchase Price and (ii) the accounting firm’s determination pursuant to Section 3(b) of the Equity Purchase Price, (A) Deerfield shall pay to

Titan the amount by which the Estimated Equity Purchase Price exceeds the Equity Purchase Price, or (B) Titan shall pay to PDI II and DSSI (in the percentages set forth in Section 2(d)) the amount by which the Equity Purchase Price exceeds the Estimated Equity Purchase Price. Such payment shall be made by wire transfer of immediately available funds to such account(s) as the recipient of any such amounts shall notify the payer thereof in writing prior to payment.

5. Term and Termination. This Agreement shall terminate upon expiration or termination of the Royalty Agreement.

6. General Provisions.

(a) Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. No Party shall be a legal representative of another Party or have the power to bind or obligate another Party in any manner.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

(c) Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

(d) Notices. All notices, consents, waivers, acceptances, rejections and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Deerfield, to	Deerfield Management
780 Third Avenue, 37th Floor
New York, New York 10017
Attention: Structured Products
Facsimile: (212) 599-3075

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Mark O. Henry
Facsimile: (704) 339-3428

If to Titan, to:	Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080
Attention: Chief Executive Officer
Facsimile: (650) 244-4956

Copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Fran Stoller, Esquire
Facsimile: (212) 214-0706

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by certified mail or overnight delivery service as set forth herein within five Business Days.

(e) Publicity. No Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of another Party hereto in any press release or other public disclosure, without the prior written consent of the other Party, except (i) for a press release announcing the execution of this Agreement, which will be mutually approved by the Parties, (ii) for those disclosures and notifications contemplated by this Agreement or containing information previously approved for disclosure by the other Party, (iii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement and (iv) as required by the rules of any securities exchange on which any securities of a Party are traded.

(f) No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated (i) by Titan without Deerfield’s prior written consent or (ii) by Deerfield without Titan’s prior written consent, such consent not to be unreasonably withheld or delayed

(g) Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(h) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

(i) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the other such number of original executed copies as the other Party may reasonably request.

(k) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Equity Option Agreement to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD TTNP CORPORATION

By:	/s/ Jeffrey Kaplan

Name:	Jeffrey Kaplan
Title:	Treasurer

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By: Deerfield Capital, L.P., General Partner
By: J. E. Flynn Capital LLC, General Partner

By:	/s/ David Clark

Name:	David Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL, LIMITED

By:	/s/ David J. Clark

Name:	David J. Clark
Title:	Authorized Signatory

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle

Name:	Sunil Bhonsle

Title:	President